Exhibit 99.1
NEWS RELEASE
UROPLASTY REPORTS RESULTS FOR THIRD QUARTER FY2010
- Strong Macroplastique® Year-over-Year U.S. Sales Growth -
-Significant Publication & Presentation Schedule for Uroplasty Products-
- Conference Call to be Held Today at 3:30 pm Central Time -
MINNEAPOLIS, MN, February 1, 2010 — Uroplasty, Inc. (NYSE Amex: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the third fiscal quarter ended December 31, 2009.
“We continue to successfully execute our strategy for the current fiscal year by growing U.S. Macroplastique sales and maximizing the potential for gaining a unique CPT code for Urgent PC® treatments,” said David Kaysen, President & CEO. “We submitted our application in November to The American Medical Association (AMA) for a unique CPT code for percutaneous tibial nerve stimulation. The AMA will evaluate our application at their February 11-13 meeting. We are encouraged by the support we are receiving for our application from leading urologists and the American Urology Association. We are not permitted to discuss the results from the meeting as we are bound by a confidentiality agreement with the AMA. In October the new CPT codes will be published in the Federal Register by the Centers for Medicare and Medicaid Services (CMS).
“Our fiscal third quarter sales illustrate the continued strong growth of Macroplastique in the U.S.,” continued Mr. Kaysen. “Sales of our Macroplastique product in the U.S. through nine months of our current fiscal year have about doubled over the corresponding year-ago period. However, our European sales of Macroplastique continue to be impacted by a competitive product launch. Urgent PC sales in the U.S. remain challenged by the uncertain insurance reimbursement environment, but have remained relatively stable in recent quarters. At the same time, with our vigilant efforts to control expenses, we have maintained our December 31, 2009 cash position at about the same level as at September 30, 2009. We believe we have adequate liquidity to meet our needs for the next 12 months.”
Fiscal Third Quarter and Nine Month Results for the Periods Ended December 31, 2009
Net sales for the three months ended December 31, 2009 were $3.1 million versus $3.4 million for the year-ago quarter. Net sales for the nine months ended December 31, 2009 were $8.9 million versus $11.8 million for same period a year ago.
Net sales to customers in the U.S. during the three months ended December 31, 2009 totaled $1.5 million, as compared to net sales of $1.9 million for the three months ended December 31, 2008. Sales of Urgent PC of $934,000 declined from $1.6 million in the year-ago quarter. The trend in decline of Urgent PC sales over corresponding year-ago periods began in the second half of fiscal 2009 due to reimbursement related issues. Sales of Urgent PC have stabilized at around $900,000 to $1 million per quarter in each of the last three quarters. Partially offsetting the decline in Urgent PC sales was an increase in sales of Macroplastique to $565,000 from $321,000 in the year-ago quarter. Sales of Macroplastique to customers in the U.S. for the first nine months of fiscal 2010 about doubled to $1.5 million from $762,000 for the first nine months of fiscal 2009. Sales of Macroplastique have increased over the year-ago periods because of increased sales and marketing focus.
Sales to customers outside of the U.S. for the three months ended December 31, 2009 were $1.6 million, compared to $1.4 million in the year-ago period. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales decreased by approximately 2%. Sales for the nine months ended December 31, 2009 were $4.4 million, a decrease of 19% from $5.5 million for the nine months ended December 31, 2008. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales decreased by approximately 15%. The sales decrease for the nine months is mainly attributed to increased competition for Macroplastique from a newly-introduced product. In addition, in fiscal year 2010 the Company discontinued sales in the United Kingdom of the I-Stop mid-urethral sling product, which accounted for sales of approximately $135,000 for the nine months ended December 31, 2008 and $191,000 in fiscal 2009.
Net loss for the third fiscal quarter ended December 31, 2009 was $387,000, or $0.03 per diluted share, versus a net loss of $894,000, or $0.06 per diluted share for the third quarter of last year. For the first nine months of fiscal 2010, the net loss was $2.6 million, or $0.18 per diluted share as compared with a net loss for the first nine months of fiscal 2009 of $1.9 million, or $0.12 per diluted share.
At December 31, 2009, cash and cash equivalents, and short-term investments were $5.9 million compared with $5.8 million at September 30, 2009 and $7.8 million as of March 31, 2009.
“Looking ahead, we expect the current sales trends to continue for the remainder of fiscal 2010,” said Mr. Kaysen. “U.S. sales of Macroplastique should continue to grow during the remainder of the fiscal year as we expect to benefit from our increased sales and marketing effort, while Urgent PC sales continue to stabilize. As we’ve stated in the past, we do not expect that we will be able to return to significant sales growth or return to the historic sales level of Urgent PC in the U.S. until a new listed CPT code is assigned and payers create coverage policies that provide adequate reimbursement.
“For the past five quarters we have implemented a comprehensive program designed to educate Medicare carriers and private payer medical directors about the clinical efficacy of Urgent PC. As a result, we remain well ahead of our planned publication and presentation schedule for Urgent PC. The data demonstrating sustained symptom improvement at one year from Phase 2 of the OrBIT study of Urgent PC was published in the January 2010 edition of The Journal of Urology®. The SUmiT study results are expected to be published in the April 2010 edition of The Journal of Urology, and, at the upcoming Society for Urodynamics and Female Urology annual meeting in late February, both Urgent PC and Macroplastique will be featured in several clinician presentations. We believe these publications and presentations, as well as others, will lead the medical directors to reaffirm or reinstate reimbursement, as well as aid us in our CPT code application. Our overall goal remains to obtain a unique CPT code that will encourage broader use of Urgent PC. We are confident that we are moving closer toward attaining that goal,” Mr. Kaysen concluded.
Conference Call
Uroplasty will host an audio conference call today at 3:30 pm Central, 4:30 pm Eastern, to review the financial results for the third fiscal quarter of 2010. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call.

Individuals wishing to participate in the conference call should dial 877-941-8610. An audio replay will be available for 30 days following the call at 800-406-7325 (domestic) or 303-590-3030 (international), with the passcode 4203310#.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder.
We also offer Macroplastique Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. Further, we cannot assure you that our SUmiT clinical trial will produce favorable results, that even if it does produce favorable results third-party payors will provide or continue to provide coverage and reimbursement, or reimburse the providers an amount sufficient to cover their costs and expenses, or that we will timely obtain, or even succeed at all at obtaining, a specific “listed” CPT reimbursement code from the AMA for Urgent PC treatments. We further cannot assure that reimbursement or other issues will not further impact our fiscal 2010 results.

For Further Information: Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$3,068,142	$3,387,285	$8,880,546	$11,833,422
Cost of goods sold	505,399	533,987	1,592,443	1,791,153

Gross profit	2,562,743	2,853,298	7,288,103	10,042,269

Operating expenses
General and administrative	639,608	713,545	2,201,199	2,670,653
Research and development	401,481	723,673	1,365,194	1,457,170
Selling and marketing	1,702,900	2,125,274	5,728,242	7,250,906
Amortization	211,189	211,626	634,505	633,567

	2,955,178	3,774,118	9,929,140	12,012,296

Operating loss	(392,435)	(920,820)	(2,641,037)	(1,970,027)

Other income (expense)
Interest income	21,468	24,001	77,097	162,657
Interest expense	(1,291)	(1,787)	(10,986)	(15,372)
Foreign currency exchange loss	(8,335)	—	(23,030)	(731)
Other, net	—	—	(183)	(4,687)

	11,842	22,214	42,898	141,867

Loss before income taxes	(380,593)	(898,606)	(2,598,139)	(1,828,160)

Income tax expense (benefit)	6,143	(4,684)	29,030	33,374

Net loss	$(386,736)	$(893,922)	$(2,627,169)	$(1,861,534)

Basic and diluted loss per common share	$(0.03)	$(0.06)	$(0.18)	$(0.12)

Weighted average common shares outstanding:
Basic and diluted	14,946,540	14,924,540	14,943,638	14,919,216

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2009	March 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents & short-term investments	$5,903,132	$7,776,299
Accounts receivable, net	1,204,466	1,214,049
Inventories	416,632	495,751
Other	266,901	279,898

Total current assets	7,791,131	9,765,997

Property, plant, and equipment, net	1,311,307	1,401,229
Intangible assets, net	2,744,143	3,378,648
Prepaid pension asset	93,040	66,130
Deferred tax assets	79,946	68,793

Total assets	$12,019,567	$14,680,797

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion — deferred rent	$35,000	$35,000
Accounts payable	292,087	604,593
Income tax payable	—	56,785
Accrued liabilities:
Compensation	888,083	983,052
Other	181,611	248,568

Total current liabilities	1,396,781	1,927,998

Deferred rent — less current portion	121,307	147,576
Accrued pension liability	321,471	296,646

Total liabilities	1,839,559	2,372,220

Total shareholders’ equity	10,180,008	12,308,577

Total liabilities and shareholders’ equity	$12,019,567	$14,680,797

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,627,169)	$(1,861,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	852,370	849,933
Loss on disposal of equipment	183	4,687
Share-based consulting expense	—	52,567
Share-based compensation expense	356,583	583,013
Deferred income taxes	(5,299)	(11,531)
Deferred rent	(26,250)	(26,250)
Changes in operating assets and liabilities:
Accounts receivable	71,404	668,510
Inventories	112,460	(34,427)
Other current assets and income tax receivable	(44,238)	8,173
Accounts payable	(324,094)	(91,686)
Accrued liabilities	(221,266)	(802,027)
Accrued pension liability, net and income tax payable	(20,141)	(7,585)

Net cash used in operating activities	(1,875,457)	(668,157)

Cash flows from investing activities:
Proceeds from sale of short-term investments	3,000,000	14,157,410
Purchase of short-term investments	(2,000,000)	(7,891,373)
Purchases of property, plant and equipment	(70,354)	(181,354)
Proceeds from sale of property, plant and equipment	2,000	—
Payments for intangible assets	—	(23,282)

Net cash provided by investing activities	931,646	6,061,401

Cash flows from financing activities:
Repayment of debt obligations	—	(455,913)

Net cash used in financing activities	—	(455,913)

Effect of exchange rates on cash and cash equivalents	70,644	(255,095)

Net increase (decrease) in cash and cash equivalents	(873,167)	4,682,236

Cash and cash equivalents at beginning of period	3,276,299	3,880,044

Cash and cash equivalents at end of period	$2,403,132	$8,562,280

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6,145	$13,612
Cash paid during the period for income taxes	121,655	53,739

Non-GAAP Financial Measures: The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, and depreciation and amortization expenses from gross profit, operating expenses and operating loss. The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP. We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, our non-GAAP financial measures may not be comparable to those used by other companies. We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.
We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes and incentive compensation for senior management because we believe such measures are one important indicator of the strength and the operating performance of our business. Analysts and investors frequently ask us for this information. We believe that they use such measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.
Our non-GAAP operating loss of approximately $42,000 for the three months ended December 31, 2009 was less than the $492,000 operating loss in same period in fiscal 2009. Our non-GAAP operating loss was approximately $1.4 million for the nine months ended December 31, 2009 compared to an operating loss of $485,000 in same period fiscal in 2009. We attribute the increased operating loss during the nine months ended December 31, 2009 primarily to the decrease in sales and a lower gross margin rate, offset partially by a decrease in cash operating expenses. With continued focus on spending reductions, we reduced the operating loss for the three months ended December 31, 2009.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Gross Profit
GAAP gross profit	$2,562,743	$2,853,298	$7,288,103	$10,042,269
% of sales	84%	84%	82%	85%
Share-based compensation	4,771	8,879	23,218	34,132
Depreciation expense	14,481	12,436	42,780	38,283

Non-GAAP gross profit	2,581,995	2,874,613	7,354,101	10,114,684

Operating Expenses
GAAP operating expenses	2,955,178	3,774,118	9,929,140	12,012,296
Share-based compensation	60,351	136,701	333,365	601,448
Depreciation expense	59,462	58,922	175,085	178,083
Amortization expense	211,189	211,626	634,505	633,567

Non-GAAP operating expenses	2,624,176	3,366,869	8,786,185	10,599,198

Operating Loss
GAAP operating loss	(392,435)	(920,820)	(2,641,037)	(1,970,027)
Share-based compensation	65,122	145,580	356,583	635,580
Depreciation expense	73,943	71,358	217,865	216,366
Amortization expense	211,189	211,626	634,505	633,567

Non-GAAP operating loss	$(42,181)	$(492,256)	$(1,432,084)	$(484,514)